Registration No. 333-107300

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________________

California News Tech
(Name of small business issuer in its charter)

Nevada	7389	88-0417389
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Code Number)	(I.R.S. Employer Identification No.)

825 Van Ness Street, Suite 406-407
San Francisco, California 94109
(415) 861-3421
(Address and telephone number of principal executive offices)

Cane Clark LLP
3273 E. Warm Springs Rd.
Las Vegas, Nevada, 89120
(702) 312-6255
(Name, address and telephone number of agent for service)

Copies to:
Kyleen E. Cane
Cane Clark LLP
3273 E. Warm Springs Rd.
Las Vegas, Nevada, 89120
(702) 312-6255

Registration No.  333-107300

Deregistration of Units and Extension of Termination Date of Offering of Warrants

The Registration Statement on Form SB-2 (Registration No. 333-107300) (as amended, the “Registration Statement”) of California News Tech pertaining to the registration of
1,000 units where one unit includes 1,000 shares of common stock and one warrant to purchase 1,000 shares of common stock for $2 per share, exercisable for 12 months, to which this Post Effective Amendment No. 1 relates, was initially filed with the Securities and Exchange Commission on July 24, 2003.

Pursuant to an undertaking made in Item 28 of the Registration Statement, this Post- Effective Amendment No. 1 is being filed to deregister those units offered to the general public, where each unit consists includes 1,000 shares of common stock and one warrant to purchase 1,000 shares of common stock for $2 per share, exercisable for 12 months, that remain unsold as of the date hereof. By filing this Post-Effective Amendment No. 1, California News Tech hereby deregisters any such unsold units and the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares.

The removal of units offered to the general public from registration shall not affect the Registrant’s concurrent primary offering of warrants to new DNAshare Subscribers and Strategic Partners where each warrant is to purchase 100 shares at $1 per share, exercisable for 12 months from the issuance of the warrant. The offering of warrants to new DNAshare Subscribers and Strategic Partners was to close whenever all of the warrants were issued, or nine months after May 13, 2004, the effective date of the Registration Statement, whichever was sooner. By filing this Post-Effective Amendment No. 1, California News Tech hereby extends the offering of warrants to new DNAshare subscribers and Strategic Partners and this offering will now expire whenever all of the warrants are issued, or twenty four (24) months after May 13, 2004, the effective date of the Registration Statement, whichever is sooner.

Registration No. 333-107300

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Francisco, California on August 24, 2005.

CALIFORNIA NEWS TECH

By:

/s/        Marian Munz
Name: Marian Munz
Title:   President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 24, 2005.

SIGNATURE	TITLE	DATE

/s/ Marian Munz		August 24, 2005
Name: Marian Munz	President, Chief Executive Officer
and Director

/s/ Robert C. Jaspar		August 24, 2005
Name: Robert C. Jaspar	Secretary, Chief Financial Officer
and Director

/s/ David Dunn		August 24, 2005
Name: David Dunn	Director

/s/ David A. Hotchkiss		August 24, 2005
Name: David A. Hotchkiss	Director